                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        ANADARKO PETROLEUM CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                SUZANNE SUTER
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------


- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               [ANADARKO LOGO]

                                P. O. BOX 1330
                          HOUSTON, TEXAS 77251-1330

March 20, 1995

TO THE STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 27, 1995, at 9:30 A.M.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

     We would appreciate your signing and returning your proxy in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy in the self-addressed, postage-paid return envelope. If you do not return the signed proxy, your proxy cannot be counted. We value your opinions and encourage you to participate in this year's Annual Meeting by voting your proxy.

                                          Very truly yours,

                                      /s/ ROBERT J. ALLISON, JR.
                                          ----------------------------------
                                          ROBERT J. ALLISON, JR.
                                          Chairman, President and Chief
                                          Executive Officer

                               [ANADARKO LOGO]

                                P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), will be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 27, 1995, at 9:30 A.M., for the purpose of:

          (1) Electing two Class III directors for terms of three years, each to hold office until the expiration of his term and until his successor shall have been elected and shall have qualified;

          (2) Approving the amendment to the Annual Incentive Bonus Plan; and,

          (3) Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     A record date of March 3, 1995, has been fixed for determining stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, and only holders of Common Stock of record at the close of business on the record date will be entitled to receive notice of, and to vote at, such meeting or any adjournment or adjournments thereof.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ SUZANNE SUTER
                                          ----------------------------------
                                          SUZANNE SUTER
                                          Corporate Secretary

Dated: March 20, 1995
Houston, Texas

                                [ANADARKO LOGO]

                                 P. O. BOX 1330
                           HOUSTON, TEXAS 77251-1330

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1995

                             ---------------------

                              GENERAL INFORMATION

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Anadarko Petroleum Corporation, a Delaware corporation (the "Company" or "Anadarko"), of proxies for use at its Annual Meeting of Stockholders to be held in The Wyndham Hotel, Greenspoint, 12400 Greenspoint Drive, Houston, Texas, on Thursday, April 27, 1995, at 9:30 A.M., for the purposes set forth in the accompanying notice of the meeting. Proxy material is being mailed to holders of the Company's common stock, par value $0.10 per share ("Common Stock"), on or about March 20, 1995.

     A stockholder may, at any time prior to the meeting, revoke a proxy by giving written notice of such revocation addressed to the Corporate Secretary of the Company at P. O. Box 1330, Houston, Texas 77251-1330. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the meeting. Also, a stockholder may attend the meeting and vote in person whether or not the stockholder has previously given a proxy.

                     RECORD DATE AND VOTING AT THE MEETING

     On March 3, 1995, the record date for the determination of stockholders entitled to vote at the meeting, the Company had 58,886,244 shares of Common Stock outstanding, each of which will be entitled to one vote at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The holders of a majority of the shares entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose.

     All elections for directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes for the nominee. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for director.

     Abstentions from voting with respect to proposals are treated as votes against the particular proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, those shares will not be considered as present and entitled to vote with respect to that proposal.

                             ELECTION OF DIRECTORS

                         (PROPOSAL NO. 1 ON PROXY CARD)

     The Board is divided into three classes of directors serving staggered three-year terms. Class I and Class III each have two directors and Class II has three directors.

     At the meeting, the two Class III directors are to be elected for terms of three years, each to hold office until the expiration of his term in 1998 and until his successor shall have been elected and shall have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy, unless otherwise instructed, for the election of Messrs. Larry Barcus and James L. Bryan for terms of three years. If either of these nominees should be unable to serve, the proxies will be voted for the election of such other persons as shall be determined by the persons named in the proxy, in accordance with their judgment.

     Messrs. Ronald Brown and John R. Gordon, Class I directors, were elected by the stockholders in 1993 for terms of three years. Messrs. Conrad P. Albert, Robert J. Allison, Jr. and Charles M. Simmons, Class II directors, were elected by the stockholders in 1994 to each serve a three-year term.

                          INFORMATION ABOUT DIRECTORS

     Certain information concerning the nominees for election as directors, and those persons whose terms of office as directors will continue after the meeting, is set forth below.

NOMINEES FOR ELECTION

     LARRY BARCUS -- Mr. Barcus is Chairman of L. G. Barcus and Sons, Inc., Kansas City, Kansas, a general contractor with operations nationwide.

AGE AT END     BECAME A       PROPOSED
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    58           1986           1998

     JAMES L. BRYAN -- Mr. Bryan has been Senior Vice President Operations of Dresser Industries, Inc. ("Dresser"), an oil field services company with executive offices in Dallas, Texas, since February 1994. In May 1990, Mr. Bryan was elected Vice President-Operations of Dresser. Mr. Bryan was President and Chief Executive Officer of M-I Drilling Fluids Co., a Dresser/Halliburton company from 1986 until May 1990.

AGE AT END     BECAME A       PROPOSED
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    59           1986           1998

DIRECTORS CONTINUING IN OFFICE

     CONRAD P. ALBERT -- Mr. Albert resides in Connecticut and is engaged in personal investments. He was Executive Vice President of Manufacturers Hanover Trust Company, a banking corporation, New York, New York, from September 1983 through 1991. Mr. Albert is a director of Deep Tech International.

AGE AT END     BECAME A       PRESENT
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    49           1986           1997

     ROBERT J. ALLISON, JR. -- Mr. Allison has been Chairman of the Board and Chief Executive Officer of the Company since October 1, 1986. Mr. Allison was elected President of the Company in January 1993.

AGE AT END     BECAME A       PRESENT
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    56           1985           1997

     RONALD BROWN -- Mr. Brown resides in Rancho Santa Fe, California, and is engaged in personal investments. He retired as Executive Vice President of Compass Bank, Houston, Texas in 1992. He had served in that position from 1991 when River Oaks Bank was acquired by Compass Bank. Prior to 1991 he was Vice Chairman and President of River Oaks Bank, a banking association.

AGE AT END     BECAME A       PRESENT
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    62           1986           1996

     JOHN R. GORDON -- Mr. Gordon has been President of Deltec Asset Management Corporation, a New York investment management company, since January 1988. He is a director of Deltec Asset Management Corp., a registered investment company.

AGE AT END     BECAME A       PRESENT
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    47           1988           1996

     CHARLES M. SIMMONS -- Mr. Simmons is retired and resides in Fort Worth, Texas where he is engaged in personal investments. Mr. Simmons is a director of Photoprotective Technologies, Inc., a registered investment company.

AGE AT END     BECAME A       PRESENT
 OF 1995       DIRECTOR     TERM EXPIRES
- ----------     --------     ------------
    69           1986           1997

COMMITTEES OF THE BOARD

     The Board has a standing Executive Committee, Audit Committee and Compensation and Benefits Committee (the "Compensation Committee"). Mr. Allison is Chairman and Messrs. Brown and Bryan are members of the Executive Committee. Mr. Bryan is Chairman and Messrs. Albert and Barcus are members of the Audit Committee. Mr. Gordon is Chairman and Messrs. Brown and Simmons are members of the Compensation Committee. During 1994, the Audit Committee met three times and the Compensation Committee met four times. The Executive Committee did not meet in 1994.

     The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board at its next meeting for review by the full Board.

     The Audit Committee recommends to the Board each year the appointment of independent auditors for the following year. The Audit Committee considers the independence of such auditors; reviews the fees for audit and nonaudit services; reviews the plan, scope and results of the independent audit; reviews the recommendations resulting from such audit and the responses of management to such recommendations; reviews the plan, scope and results of the Company's internal audit group's activities; reviews the recommendations resulting from internal audits; and reviews the accounting controls of the Company that the Audit Committee or the Board may deem necessary or desirable. This Committee also reviews the annual financial statements issued by the Company to its security holders and makes recommendations as to accounting and auditing policies which, in its judgment, should receive the attention of the Board.

     The Compensation Committee considers and approves certain remuneration arrangements between the Company and its officers, including executive officers' salaries; adopts or makes recommendations to the Board regarding the adoption of compensation and employee benefit plans in which officers and certain key employees of the Company and certain subsidiaries are eligible to participate; and grants bonuses, stock options, restricted stock and other benefits pursuant to Company plans. This Committee also reviews and makes recommendations with respect to the election of officers of the Company, and when appropriate, recommends the election to the Board of a Chief Executive Officer.

MEETINGS

     During 1994, the Board met five times. Each incumbent director of the Company, during his term as a director in 1994, attended at least 75% of the aggregate number of meetings of the Company's Board and Committees of which he was a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned, or as to which there is a right to acquire beneficial ownership within 60 days of February 28, 1995, by each continuing director, each nominee for director, and all directors and executive officers of the Company as a group as of February 28, 1995. No director, nominee for director or officer of the Company owns and has the right to acquire more than 1% of the outstanding Common Stock. All directors and officers of the Company as a group own beneficially, or have the right to acquire, within 60 days of February 28, 1995, approximately 1.9% of the outstanding Common Stock.

                                                             AMOUNT AND NATURE OF BENEFICIAL
                                                                        OWNERSHIP
                                                           -------------------------------------
                                                           NUMBER
                                                             OF           OPTIONS
                                                           SHARES       EXERCISABLE      TOTAL       PERCENT
        TITLE                       NAME OF              BENEFICIALLY     WITHIN       BENEFICIAL      OF
      OF CLASS                 BENEFICIAL OWNER            OWNED(1)       60 DAYS       OWNERSHIP     CLASS
      --------                 ----------------          ------------   -----------    ----------    -------
Common Stock.........  Robert J. Allison, Jr.              200,982        330,000       530,982        *
Common Stock.........  Charles G. Manley                    35,555         63,000        98,555        *
Common Stock.........  Michael E. Rose                      16,967         63,000        79,967        *
Common Stock.........  Charles K. Abernathy                 32,750         81,000       113,750        *
Common Stock.........  John N. Seitz                        19,662         71,600        91,262        *
Common Stock.........  Conrad P. Albert                     11,000         15,000        26,000        *
Common Stock.........  Larry Barcus                          1,000         35,000        36,000        *
Common Stock.........  Ronald Brown                          2,222         35,000        37,222        *
Common Stock.........  James L. Bryan                        1,000         35,000        36,000        *
Common Stock.........  John R. Gordon                       10,330         35,000        45,330        *
Common Stock.........  Charles M. Simmons                   10,000         35,000        45,000        *
Common Stock.........  All directors and executive         346,468        798,600     1,140,068      1.9%
                       officer as a group, including
                       the above- named (16 persons)

- ---------------
*   Less than one percent.

(1) The directors and officers have sole voting and dispositive power of all shares beneficially owned. Included are beneficially owned and undistributed shares of Common Stock held in the Anadarko Employee Savings Plan. The number does not include shares of Common Stock which the directors or officers of the Company have the right to acquire within 60 days of February 28, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to persons known to be the beneficial owner of more than 5% of the Company's outstanding Common Stock:

                                                                          AMOUNT
                                                                            AND
                                                                         NATURE OF         PERCENT
                                                                         BENEFICIAL         OF
     TITLE OF CLASS           NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP         CLASS
     --------------           ------------------------------------       ---------         ----
Common Stock............  Sonatrach Petroleum                            6,000,000(1)      10.2%
                          Investment Corporation (Ireland) Limited
                          10, rue du Sahara
                          Hydra, Algiers, Algeria

- ---------------
(1) According to information contained in a Schedule 13D filed with the Securities and Exchange Commission (the "Commission"), dated May 11, 1993.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company purchases oil field services of companies including Dresser and its affiliates and subsidiaries. In 1994, the aggregate amount paid to Dresser and its affiliates and subsidiaries was approximately $671,000. Mr. Bryan, a director of the Company, is Senior Vice President Operations of Dresser.

     During 1989, Anadarko Algeria Corporation ("Anadarko Algeria"), a wholly-owned subsidiary of the Company, entered into an agreement with Sonatrach, an Algerian entreprise nationale ("Sonatrach") which gives Anadarko Algeria the right to explore for and produce liquid hydrocarbons in Algeria. Sonatrach is wholly-owned by the People's Democratic Republic of Algeria and owns 99.9% of the capital stock of Sonatrach Petroleum Investment Corporation (Ireland) Limited. As of December 31, 1994, a total of approximately $105.6 million in exploration costs had been incurred by Anadarko Algeria of which approximately $33.2 million was incurred in 1994.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer of $30,000 for serving on the Board of Directors, plus $1,250 for attendance at each meeting of the Board. In addition, non-employee directors receive an annual retainer of $3,000 for serving on the Audit or the Compensation Committee, plus $1,250 for each committee meeting attended. Non-employee directors who serve as a Chairman of a committee receive an additional annual retainer of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Employees of the Company who are also directors do not receive a retainer or fees for Board and committee meetings attended.

     The Company has a stock option plan for directors who are not employees of the Company. Under the Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (the "1988 Plan"), each non-employee director receives an initial grant of 10,000 options which vest equally over a two-year period. In addition, on October 27th of each year, each non-employee director is granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. All outstanding options granted under the 1988 Plan are options which do not constitute incentive stock options ("IS0s") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") ("NQOs"). All outstanding options under the 1988 Plan are exercisable no earlier than one year from the date of grant and expire ten years from the date of grant. Options may not be awarded or granted after October 26, 1998, or the earlier termination of the 1988 Plan. The 1988 Plan was amended in 1994 to permit non-employee directors to receive a portion of their retainer and/or meeting fees in Common Stock.

     The Company has a Director Retirement Income Plan for its non-employee directors. Directors having ten or more years of service on the Board and having attained age 65 will be eligible to receive retirement income equal to 60% of the director's annual retainer fee in effect as of the director's retirement date from the Board. Directors having less than ten years of service will accrue a benefit of 6% per year of service of the director's annual retainer fee in effect as of such director's retirement. Such retirement income will become payable on the later of the director's retirement date or age 65 and will be payable in equal installments on a monthly basis during the life of the director with 120 months of payments guaranteed.

     The Company has a Director Deferred Compensation Plan (the "Director Deferred Plan") which allows non-employee directors to defer all or part of their director annual retainer fee and provides unfunded benefit payments in amounts related to the amount of compensation deferred, age of the director at the time the compensation is deferred and accrued interest. Amounts previously deferred accrue interest at 20% per annum. The Director Deferred Plan may provide in-service payments during the time the director is a member of the Board. Upon retirement, death, disability or the attainment of age 65, the participant will receive annual payments, over a ten-year period, or in certain cases on an accelerated or lump sum basis. The Company has obtained life insurance policies to help fund its contractual obligations. There have been no deferrals under the Director Deferred Plan since 1990.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing and administering executive compensation programs which promote the Company's strategic objectives, thereby enhancing stockholder value. This report on executive compensation describes the compensation decisions made by the Compensation Committee during 1994 with respect to the executive officers of the Company. The Compensation Committee is comprised entirely of directors who are not employees of the Company.

COMPENSATION PHILOSOPHY OF THE COMPANY

     The key elements of Anadarko's total executive compensation program include base salary, annual bonus and long-term stock incentive plans. These plans have been developed to attract, reward and retain key personnel critical to the long-term success of the Company through incentive programs that are competitive within the oil and gas industry. Anadarko's compensation programs are designed to provide executive officers total compensation levels above the average of the Company's competitive market with the opportunity to be within the top quartile of a select peer group of comparable public oil and gas companies, to the extent that Company and executive performance on an individual and collective basis so warrants. In 1994, Mr. Allison's total compensation was within the top quartile of the select peer group.

     In structuring the Company's compensation programs and in determining the appropriateness of awards, the Compensation Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment under section 162(m) of the Code, the Compensation Committee is committed to making awards that qualify for the performance-based deduction. In 1994, stockholders approved the Company's Annual Incentive Bonus Plan (the "Incentive Plan") and 1993 Stock Incentive Plan (the "1993 Plan"). These plans were designed to satisfy the requirements for exempting compensation attributable to certain awards made under the plans from the $1 million limit under section 162(m). At the time of stockholder approval, the Company considered the plans to be in compliance with the proposed regulations under section 162(m). In December 1994, the Internal Revenue Service (the "IRS") published amendments to the proposed section 162(m) regulations. Upon review of these amendments, the Company believes the language contained in the 1993 Plan continues to satisfy the proposed and amended IRS requirements for exempting compensation arising upon the exercise of stock options from the $1 million limit. However, the Company has determined that the proposed amendments require the Company to amend the Incentive Plan, as proposed for stockholder approval in this proxy statement, in order to preserve the compensation exemption under section 162(m).

     The Performance Graph, contained in this proxy statement, compares Anadarko's stock price performance over a five-year period against a published index for the oil and gas industry. The published index provides a meaningful comparison of Anadarko's total stockholder return against a consistent representation of oil and gas companies with whom Anadarko competes for investment dollars. The majority of these companies are also included in the select peer group referred to above against which the Compensation Committee annually reviews the total compensation and stock ownership of its executive officers. The analysis of this select peer group focuses more specifically on those companies which are similar in asset size and key business segments (oil and gas exploration and production) and are considered the potential competitors for the Company's executive talent.

BASE SALARY

     Anadarko strives to be the best managed company within the oil and gas industry, and structures its compensation programs to match pay with performance. In this context, Anadarko's base salaries are targeted to be above the industry average, taking into account scope of responsibilities and internal relationships. Individual base salaries are determined by the Compensation Committee based on their subjective evaluation of the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company. In addition, the Compensation Committee monitors the aggregate number of executive officers in an effort to insure that the organization continues to be managed on an efficient, cost-effective basis.

     Mr. Allison's annual base salary for 1994, shown in the Summary Compensation Table, was increased by the Compensation Committee, effective January 1, as a result of his contribution to the Company's outstanding financial and operational performance for 1993. The Company reported record revenues and cash flow for 1993. In addition, the Company's 1993 exploration program was very successful, highlighted by the significant discovery in the sub-salt play in the Gulf of Mexico. In determining Mr. Allison's base compensation against his comparable peers, the Compensation Committee considered Mr. Allison's leadership and specific individual contributions to the Company's continued growth during his 16 years as Anadarko's Chief Executive Officer.

ANNUAL INCENTIVE BONUS

     For 1994, executive officers were eligible to receive annual bonus incentives under the Company's Incentive Plan. The Incentive Plan puts a significant portion of the executive's compensation at risk by linking their potential annual compensation to the Company's achievement of specific performance goals. These goals are established by the Compensation Committee in writing with respect to each calendar year.

     Under the Incentive Plan, a total bonus target is established for each individual executive officer and other key employees, which in 1994 ranged from 15% of base salary up to 60% of base salary. This target is based upon the individual's position, level of responsibility and ability to impact the Company's success. The individual target is adjusted by a Corporate Performance Rating, approved by the Compensation Committee, based on the Company's achievement of the established performance goals. Individuals may receive up to 150% of their bonus target if the Company exceeds the specified goals and, conversely, individuals may receive a reduced bonus or no bonus payment if the Company does not attain the specified goals.

     For 1994, the performance goals established by the Compensation Committee included financial, operational and relative stock price performance criteria. The financial criteria included (1) net income; and (2) cash flow, both of which were measured against internal objectives. The operational criteria included the comparison of (1) Anadarko's average five-year reserve replacement measured against an internal objective; and (2) Anadarko's average five-year worldwide cost of finding measured against the most recent available industry average five-year worldwide cost of finding. The stock price performance criteria included the comparison of Anadarko's relative stock price performance for 1994 as measured against the relative average stock price performance of a select group of peer companies for the same period. Each performance goal, including the specific criteria for such goal, was assigned a weight by the Compensation Committee based upon its relative importance in increasing stockholder value.

     While financial results for 1994 were less than originally budgeted due to low gas prices and unseasonably mild weather in the summer and early winter months, the Company's operational performance was exceptional. Anadarko had several exploration successes in Algeria and the Gulf of Mexico and increased its reserves through the development drilling program within the United States. For the 13th consecutive year,

Anadarko more than replaced annual production volumes with proved reserves of natural gas, crude oil, condensate and natural gas liquids. During 1994, Anadarko added 126.4 million energy equivalent barrels (EEBs) of proved reserves (stated after property sales). This reserve replacement is equal to 308% of 1994 production, which was 41.0 million EEBs, and is the best operating performance in the Company's history. Anadarko recorded total reserves of 476 million EEBs at the end of 1994, which represents an increase of 22% over year-end 1993. This was accomplished at a time when the Company was selling more oil and gas than ever before. In addition, Anadarko's worldwide five-year cost of finding for 1990 through 1994 was $3.78 per EEB and continues to be better than the most recently published industry worldwide five-year average for the period 1989 through 1993. Anadarko's relative stock performance for the year was slightly better than the relative average stock performance of the peer companies despite the depressed energy market. The Company's overall performance, as measured against the financial, operational and relative stock price performance goals established by the Compensation Committee, produced the maximum Corporate Performance Rating under the Incentive Plan. As a result, the Compensation Committee approved the bonus amount for Mr. Allison reflected in the Summary Compensation Table which represents 150% of his 60% bonus target.

STOCK PLANS

     The Company believes equity-based programs encourage long-term strategic management and enhancement of stockholder value. To align the interests of executive officers with those of stockholders, the Company may grant certain stock-based awards under the 1993 Plan. Anadarko has established stock ownership guidelines for executive officers of two and one-half times base salary for Vice Presidents, three times base salary for Senior Vice Presidents and five times base salary for the Chief Executive Officer. The Compensation Committee believes stock ownership is important to place executive officers in the same position as stockholders with a commitment to the long-term success of Anadarko.

     The Compensation Committee periodically reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. The 1993 Plan provides for various stock-based awards, however the Compensation Committee continues to award stock options to ensure that the interests of executives and stockholders are aligned. Stock options only produce value for the executive if there is an increase in stock price which results in a corresponding increase in value to the stockholder. Stock options are granted on an annual basis at the fair market value of the Common Stock on the date of grant. For 1994, the Compensation Committee granted Mr. Allison 60,000 stock options.

SUMMARY

     Anadarko's compensation strategy is to provide total compensation commensurate with the Company's achievement of specific operational, financial and strategic objectives and the long-term appreciation of Anadarko's stock price. The Company believes a significant portion of executive compensation should be directly and materially linked to the creation of value for our stockholders. The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance consistent with sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Anadarko's stock price and stockholder return.

The Compensation and Benefits Committee of the Board of Directors:

        Mr. John R. Gordon
        Mr. Ronald Brown
        Mr. Charles M. Simmons

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1994, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE



                                                                     ANNUAL COMPENSATION
                                                            -------------------------------------
                                                                                        OTHER
                                                                                        ANNUAL
                           PRINCIPAL                                                   COMPENSA-
         NAME              POSITION                YEAR     SALARY($)     BONUS($)     TION($)(1)
        -----             -----------              ----     ---------     --------      ---------
Robert J. Allison, Jr.    Chairman, President      1994     825,000       743,000            0
                          and Chief Executive
                          Officer
                          Chairman, President      1993    750,000        675,000            0
                          and Chief Executive
                          Officer
                          Chairman and Chief       1992    675,000        338,000            0
                          Executive Officer

Charles G. Manley         Senior Vice President,   1994    280,000        148,000            0
                          Administration
                          Senior Vice President,   1993    245,000        130,000            0
                          Administration
                          Vice President           1992    204,000         61,000            0
                          Administration &
                          Employee Relations

Michael E. Rose           Senior Vice President,   1994    280,000        148,000            0
                          Finance
                          Senior Vice President    1993    245,000        130,000            0
                          Finance
                          Vice President Finance/  1992    208,000         62,000            0
                          Chief Financial Officer

Charles K. Abernathy      Vice President           1994    228,000         90,000            0
                          Operations International/
                          Offshore
                          Vice President           1993    218,000         82,000            0
                          Operations-International/
                          Gulf of Mexico
                          Vice President           1992    205,000         60,000            0
                          Operations-International/
                          Gulf of Mexico

John N. Seitz             Vice President           1994    250,000        130,000            0
                          Exploration
                          Vice President           1993    220,000        100,000            0
                          Exploration
                          Vice President           1992    190,000         57,000            0
                          Exploration
                                  LONG-TERM COMPENSATION
                          --------------------------------------
                                   AWARDS              PAYOUTS
                          -------------------------   ----------
                                         SECURITIES                   ALL
                           RESTRICTED    UNDERLYING                  OTHER
                             STOCK        OPTIONS/       LTIP      COMPENSA-
         NAME             AWARDS($)(2)   SARS(#)(3)   PAYOUTS($)   TION($)(4)
        -----             ------------   ----------   ----------   ---------
Robert J. Allison, Jr.             0       60,000          0        192,180
                                   0       60,000          0        219,371
                                   0       40,000          0        182,475

Charles G. Manley                  0       24,000          0         77,626
                             593,438       24,000          0         80,726
                                   0       15,000          0         72,901

Michael E. Rose                    0       24,000          0         74,078
                             593,438       24,000          0         78,911
                                   0       15,000          0         72,325

Charles K. Abernathy               0       18,000          0         67,485
                             395,625       18,000          0         63,170
                                   0       15,000          0         58,306

John N. Seitz                113,000       18,000          0         43,485
                             395,625       18,000          0         42,894
                                   0       15,000          0         35,696



- ---------------
(1) No executive officer had perquisites in excess of $50,000 or 10% of salary plus bonus.

(2) As of December 31, 1994, the number of restricted shares held by each executive officer and corresponding value on December 31, 1994 was for Mr. Manley, 9,000 shares valued at $346,500; Mr. Rose, 9,000 shares valued at $346,500; Mr. Abernathy, 6,000 shares valued at $231,000; and Mr. Seitz, 8,000 shares valued at $308,000. Dividends will be paid on unvested shares. The restricted stock awarded in 1993 vested 20% on May 10, 1993 and will vest 20% per year each May 10th thereafter. The restricted stock awarded to Mr. Seitz in 1994 will vest 33% per year each April 28th beginning in 1995.

(3) No SAR's are outstanding.

(4) This column includes (a) Company contributions to the Anadarko Employee Savings Plan and Executive Benefit Equalization Plan; (b) interest earned above 120% of the applicable federal rate on deferred compensation under the Executive Deferred Compensation Plan; and (c) payments under the Annual Override Bonus Plan ("ORRI"). The 1994 amounts for items (a), (b) and (c) for each of the individuals named in the table are for Mr. Allison, $49,500, $74,623 and $68,057; Mr. Manley, $16,800, $46,453 and $14,373; Mr. Rose,
    $16,800, $43,452 and $13,826; Mr. Abernathy, $13,680, $31,575 and $22,230;
    and Mr. Seitz, $15,000, $11,396 and $17,089, respectively. No deferrals have been made under the Executive Deferred Compensation Plan since 1990. Grants under the ORRI were discontinued after 1986; however, awards that were previously made will continue to produce payments to the recipients over the lifetime of the wells in the pool.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE VALUE
                           ---------------------------------------                                 AT ASSUMED
                             NUMBER OF      % OF TOTAL                                            ANNUAL RATES
                            SECURITIES     OPTIONS/SARS   EXERCISE                         OF STOCK PRICE APPRECIATION
                            UNDERLYING      GRANTED TO    OR BASE                              FOR OPTION TERM(3)
                           OPTIONS/SARS    EMPLOYEES IN   PRICE(2)   EXPIRATION    -------------------------------------------
         NAME              GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE       0%($)         5%($)              10%($)
         ----              -------------   ------------   --------   ----------    -----    --------------     --------------
Robert J. Allison, Jr....      60,000        16.2%        $48.00     10/27/04      $ 0      $    1,811,217     $    4,589,978
Charles G. Manley........      24,000         6.5%        $48.00     10/27/04      $ 0      $      724,487     $    1,835,991
Michael E. Rose..........      24,000         6.5%        $48.00     10/27/04      $ 0      $      724,487     $    1,835,991
Charles K. Abernathy.....      18,000         4.9%        $48.00     10/27/04      $ 0      $      543,365     $    1,376,993
John N. Seitz............      18,000         4.9%        $48.00     10/27/04      $ 0      $      543,365     $    1,376,993
Above Optionees Gain as %
 of all Stockholders Gain.                                                                             0.2%               0.2%
All Stockholders(4)......  58,857,290                                              $ 0      $1,427,404,422     $3,617,195,782

- ---------------
(1) No SARs were granted in 1994. Stock options granted on October 27, 1994 were granted under the Company's 1993 Plan. Fifty percent of the options become fully exercisable on October 27, 1995 and 50 percent become fully exercisable on October 27, 1996. In the event of a "Change of Control" (as defined by the 1993 Plan) the Compensation Committee can take any one or more of the following actions: (i) provide for the acceleration of vesting;
    (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

(2) The exercise price equals the fair market value of the Common Stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(4) Shares owned by All Stockholders on December 31, 1994. No gain to optionee is possible without an increase in stock appreciation which will benefit all stockholders commensurately. A zero percent gain in stock price appreciation will result in no appreciation for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                        SECURITIES          VALUE OF
                                                                        UNDERLYING        UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS/SARS       OPTIONS/SARS
                                                                        AT FISCAL          AT FISCAL
                                                                         YEAR-END           YEAR-END
                                           SHARES                          (#)                ($)
                                          ACQUIRED        VALUE       --------------     --------------
                                         ON EXERCISE     REALIZED      EXERCISABLE/       EXERCISABLE/
                 NAME                        (#)           ($)        UNEXERCISABLE      UNEXERCISABLE*
                 ----                    -----------     --------     --------------     --------------
Robert J. Allison, Jr..................       0             $0        330,000/90,000     $ 3,123,750/$0
Charles G. Manley......................       0             $0         63,000/36,000     $   324,000/$0
Michael E. Rose........................       0             $0         63,000/36,000     $   324,000/$0
Charles K. Abernathy...................       0             $0         81,000/27,000     $   550,909/$0
John N. Seitz..........................       0             $0         71,600/27,000     $   431,962/$0

- ---------------
* Computed based upon the difference between aggregate fair market value on December 30, 1994 ($38.5625) and aggregate exercise price.

                               PENSION PLAN TABLE

     The Company has a defined benefit Retirement Income Plan, (the "Retirement Plan"), covering all United States employees of the Company. The following table shows the estimated single life annuity payable upon retirement at various levels of compensation based on the Retirement Plan benefit formula in effect on December 31, 1994.

                               PENSION PLAN TABLE

                                                           YEARS OF SERVICE
                                   -----------------------------------------------------------------
          REMUNERATION                15           20           25            30             35
- ---------------------------------  ---------    ---------    ---------    -----------    -----------
$ 250,000........................  $  66,000    $  88,000    $ 110,000    $   132,000    $   154,000
   300,000.......................     80,000      106,000      133,000        159,000        186,000
   400,000.......................    107,000      142,000      178,000        213,000        249,000
   500,000.......................    134,000      178,000      223,000        267,000        312,000
   600,000.......................    161,000      214,000      268,000        321,000        375,000
   700,000.......................    188,000      250,000      313,000        375,000        438,000
   800,000.......................    215,000      286,000      358,000        429,000        501,000
   900,000.......................    242,000      322,000      403,000        483,000        564,000
 1,000,000.......................    269,000      358,000      448,000        537,000        627,000
 1,100,000.......................    296,000      394,000      493,000        591,000        690,000
 1,200,000.......................    323,000      430,000      538,000        645,000        753,000
 1,300,000.......................    350,000      466,000      583,000        699,000        816,000
 1,400,000.......................    377,000      502,000      628,000        753,000        879,000
 1,500,000.......................    404,000      538,000      673,000        807,000        942,000
 1,600,000.......................    431,000      574,000      718,000        861,000      1,005,000
 1,700,000.......................    458,000      610,000      763,000        915,000      1,068,000
 1,800,000.......................    485,000      646,000      808,000        969,000      1,131,000
 1,900,000.......................    512,000      682,000      853,000      1,023,000      1,194,000
 2,000,000.......................    539,000      718,000      898,000      1,077,000      1,257,000

     The Retirement Plan provides benefits based on a length of service and a final average pay formula including salaries and bonuses set forth in columns
(c) and (d) of the Summary Compensation Table. Messrs. Allison, Manley, Rose, Abernathy and Seitz, respectively, have 21, 21, 17, 20 and 17 years of accrued service under the Plan. An employee becomes vested in his benefit under the Retirement Plan at completion of five years of vesting service, as defined in the Retirement Plan.

     The benefits payable under the Retirement Plan are subject to certain limitations under the Code, but are not subject to any deduction for Social Security or other offset amounts. For certain employees who may be affected by such limits, the Company has an Executive Benefit Equalization Plan (the "Equalization Plan") to maintain total benefits upon retirement at approximately the levels shown in the table above. The supplemental benefits provided under the Equalization Plan will not be accorded certain of the favorable tax treatments that apply to benefits paid under the existing Retirement Plan. Benefits under the Equalization Plan are unfunded and payable solely from the general assets of the Company.

          TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has Key Employee Contracts of Employment (the "Severance Contracts") with all current executive officers. The Severance Contracts provide that in the event of a change in control, as defined in the Severance Contracts, such individuals will receive certain benefits in the event of the termination of their employment within five years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement, except in certain circumstances, of the executive, (ii) by the Company for cause or disability, or (iii) by the executive other than for good reason (as defined in the Severance Contracts). Generally, benefits payable under the terms of the Severance Contracts include a lump-sum cash payment equal to (i) 2.9 times the highest total annualized compensation paid during the three years ending with the year of such participant's termination from the Company (including base salary and the amount or value of any bonuses); (ii) the amount of Company matching contributions which would have been made on the participant's behalf had he continued to participate in the Anadarko Employee Savings Plan and the Equalization Plan for up to an additional three years; (iii) the present value of the additional normal retirement benefit which would have been received by the employee based on continued service through normal retirement date and assuming an annual 6% increase in base salary; (iv) the present value of the amounts of deferred compensation which would have been received by the employee based on continued service through age 65 under each deferred compensation agreement to which the participant was a party; and (v) the value of any investments credited to the employee under the Equalization Plan. In addition, the Severance Contracts provide for a continuation of various health care, disability and life insurance plans and certain other benefits for a period of up to three years; and the payment of all legal fees and expenses incurred by the employee in obtaining or enforcing any right or benefit provided by the Severance Contracts. The Severance Contracts also obligate the Company to pay an employee such cash amount as may be necessary to restore any benefit diminution resulting directly or indirectly from the assessment of any special excise taxes under section 280G of the Code in respect to benefits provided under the Severance Contracts. In consideration of these benefits the employee agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company and to render services commensurate with his position until such person has abandoned or terminated his efforts or the change in control has occurred. The employee also agrees to retain, in confidence, any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed. No amounts have been paid under the Severance Contracts.

     The Employee Severance Pay Plan (the "Severance Plan") covers all of the Company employees who are not covered by the Employment Contracts. The Severance Plan provides that, in the event of a change in control, as defined in the Severance Plan, employees will have certain benefits provided to them in the event of the termination of their employment within three years after the effective date of such change in control. Benefits are provided unless termination of employment is (i) because of the death or retirement, except in certain circumstances, of the employee; (ii) by the Company for cause or disability; or (iii) by the employee other than for good reason, as defined in the Severance Plan. The Severance Plan provides benefits that include a lump sum cash payment based on salary and service ranging from a minimum of three months to a maximum of two years salary; and a continuation of employee's medical and dental insurance for six months. No amounts have been paid under the Severance Plan.

     In the event of a "Change of Control", under the terms of Company's existing stock option plans except for the 1993 Plan, all outstanding options which were granted at least six months prior to the date of the "Change of Control" shall be surrendered to the Company and the optionee shall receive a cash payment in an amount equal to the number of shares of Common Stock subject to the options multiplied by the difference between the fair market value of a share of Common Stock on the date determined to be the date of cancellation and surrender of such options and the option price. Under the 1993 Plan in the event of a "Change of Control" the Compensation Committee can take one or more of the following actions: (i) provide for the acceleration of vesting; (ii) provide for the purchase of the option by the Company; (iii) make such adjustment as deemed appropriate; or (iv) cause such option to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Oil -- Secondary Index for the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989 and that all dividends were reinvested.

                Comparison of Five Year Cumulative Total Return

                                  [CRC VELOX]

                                    ANADARKO PE-
       FISCAL YEAR ENDED            TROLEUM COR-    DOW JONES OIL    S&P 500 IN-
          DECEMBER 31                 PORATION        SECONDARY          DEX
1989                                     100              100             100
1990                                      80               83              97
1991                                      66               82             126
1992                                      82               82             136
1993                                     127               91             149
1994                                     109               88             151

          APPROVAL OF AN AMENDMENT TO THE ANNUAL INCENTIVE BONUS PLAN
                         (PROPOSAL NO. 2 ON THE PROXY)

     The Board of Directors recommends the approval of the Amendment to the Annual Incentive Bonus Plan (the "Incentive Plan") which limits the maximum bonus amount paid to any individual under the Incentive Plan.

     In December 1994, the Internal Revenue Service ("IRS") issued proposed amendments to the December 15, 1993 proposed regulations under section 162(m) as enacted by the Revenue Reconciliation Act of 1993 ("RRA"). The RRA limits to $1 million per year the tax deduction available to public companies for certain compensation paid to certain employees ("Covered Employees"), subject to an exemption for compensation which is "performance-based". In 1994, the stockholders approved the Incentive Plan and the material terms of the performance goals based on the information provided by the Company pursuant to the proposed regulations. As a result of that approval, any bonuses awarded under the Incentive Plan met the requirements of section 162(m) of the Code as proposed at that time.

     The Company's intent is to insure that payments made under the Incentive Plan continue to qualify for the exemption under section 162(m) of the Code. The proposed amendments to the proposed regulations require that the Company resubmit to stockholders for approval an amendment to the Incentive Plan in order to continue the exemption. Approval by affirmative votes of holders of a majority of shares of Common Stock present, or represented, and entitled to vote is required for the payments made under the Incentive Plan to qualify for the "performance-based" compensation exemption under section 162(m) of the Code.

     The Incentive Plan was approved by stockholders on April 28, 1994. The Incentive Plan is intended to attract and retain employees, to encourage employees to devote their best efforts to the Company and to recognize employees for their contributions to the overall success of the Company. The essential features of the Incentive Plan, as amended, are summarized below.

PERFORMANCE-BASED COMPENSATION EXEMPTION

     For any Covered Employee, the Compensation Committee will establish performance goals under which a bonus can be paid to the Covered Employee. The Compensation Committee will establish, in writing, for each calendar year beginning with 1994, the bonus opportunity for each Covered Employee, the performance goals, the specific performance criteria and appropriate weight of each performance criteria and the performance target or range of targets to measure satisfaction, in whole or in part, of the performance goals. The Compensation Committee shall select from one or more of the following performance criteria in establishing performance goals: (i) net income, cash flow and/or reserve replacement measured against internally established targets; and (ii) cost of finding per energy equivalent barrel and/or stock price performance, in either case compared against industry or a select peer group.

     At the end of the performance period, the Compensation Committee will evaluate the Company's performance based upon the achievement of the pre-established performance goals and certify, in writing, the extent to which the specific performance criteria were attained. Individual awards will be determined based on performance against the pre-established goals resulting in bonuses to covered individuals ranging from 0% to a maximum of 150% of such individual's January 1 base salary.

AMENDMENT

     The Amendment to the Incentive Plan adds one sentence, which is as follows:

     In no event shall bonuses paid pursuant to the Plan to any individual for any calendar year be in excess of $1.5 million.

ADMINISTRATION AND DETERMINATION OF BONUSES

     The Incentive Plan will be administered by the Compensation Committee, composed of disinterested, outside directors appointed by the Board. All decisions made by the Compensation Committee in designating employees eligible to receive bonuses, determining performance objectives, determining types of bonuses to be paid, determining bonus amounts, determining how and when bonuses will be paid and construing the provisions of the Incentive Plan shall be final. Bonuses paid to individuals, other than Covered Employees, will be paid at the discretion of the Compensation Committee. All employees, including Covered Employees, are eligible to participate in the Incentive Plan. The specific performance goals for 1995 will be established prior to the date specified by section 162(m).

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick served as the Company's independent auditors during 1994 and was appointed by the Board to serve in that capacity for 1995. Representatives of KPMG Peat Marwick will be present at the meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                                 OTHER MATTERS

     It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder may desire to present to the 1996 Annual Meeting of Stockholders must be received by the Company on, or prior to, November 21, 1995.

                               PROXY SOLICITATION

     The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. In addition, the Company has engaged Chemical Bank, 450 West 33rd Street, New York, New York 10001 to assist in such solicitation at an estimated fee of $5,000 plus disbursements.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend in person, are urged to sign, date and return the accompanying form of proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SUZANNE SUTER
                                          SUZANNE SUTER
                                          Corporate Secretary

Dated: March 20, 1995
Houston, Texas

PROXY

                         ANADARKO PETROLEUM CORPORATION

                      SOLICITED BY THE BOARD OF DIRECTORS

                       for Annual Meeting of Stockholders

                                 April 27, 1995

The undersigned stockholder hereby appoints Robert J. Allison, Jr. and Suzanne Suter, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors, unless such authority is withheld, and on all other matters which may come before the 1995 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 27, 1995 at 9:30 A.M. or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

THE PROXY MUST BE SIGNED AND RETURNED TO BE COUNTED.

- ------------------------------------------------------------------------------

    COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



                   (Continued and to be signed on other side)

                                                          /X/  Please mark your
                                                               votes as this

                               ---------------
                                    Common

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 -- ELECTION OF CLASS III DIRECTORS
Larry Barcus and James L. Bryan

    FOR           AGAINST         ABSTAIN
    / /             / /             / /


Item 2 -- Approval of Amendment to the Annual Incentive Bonus Plan

    FOR           AGAINST         ABSTAIN
    / /             / /             / /


Withheld For:  (Write that nominee's name in the space provided below.)

________________________________________________________________________



Signature(s) ____________________________________ Date ________________, 1995
Please mark, date and sign as your name appears above and return in the enclosed envelope. If shares are held jointly, each stockholder named should sign.